EXHIBIT D-3

                               STATE OF ILLINOIS

                          ILLINOIS COMMERCE COMMISSION


Union Electric Company d/b/a AmerenUE                         )
                                                              )
Notice pursuant to Section 16-111(g) of the Illinois Public ) Utilities Act in connection with Union Electric Company's ) transfer to and lease back from the City of Bowling Green, )
Missouri of certain real property and improvements.           )


                                     NOTICE

To the Illinois Commerce Commission:

         Union Electric Company d/b/a AmerenUE (hereinafter "the Company") submits this Notice to the Illinois Commerce Commission ("the Commission") under
Section 16-111(g) of the Illinois Public Utilities Act ("the Act") (220 ILCS 5/16-111(g)). This Notice relates to the transaction proposed to be undertaken by the Company with a closing scheduled to occur on or after December 1, 2002.

         As set forth more fully herein, the Company gives notice to the Commission of the Company's intent to enter into a transaction pursuant to which the Company will transfer to and lease back from the City of Bowling Green, Missouri (the "City") certain land and improvements under Sections 100.010 through 100.200 of the Revised Missouri Statutes (the "Missouri Economic Development Act") for the purpose of the Company's construction of an electric generating facility in the City.


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         Inquiries concerning this Notice and the proposed financing should be directed to the following persons:

                  Mr. Lee R. Nickloy               Mr. Ronald S. Gieseke
                  Assistant Treasurer              Associate General Counsel
                  AmerenUE                         Ameren Services Company
                  One Ameren Plaza                 One Ameren Plaza
                  1901 Chouteau Avenue             1901 Chouteau Avenue
                  P.O. Box 66149                   P.O. Box 66149
                  St. Louis, MO  63166-6149        St. Louis, MO  63166-6149
                  (314) 554-4140                   (314) 554-4198
                  (314) 554-6328 (fax)             (314) 554-4014 (fax)

         The principal features of the proposed transaction are as follows:

1.       PROPOSED TRANSACTION UNDER MISSOURI ECONOMIC DEVELOPMENT ACT.

         The Company has constructed a new electric generating facility consisting of four 47 megawatt combustion turbine generating units, fueled primarily by natural gas with fuel oil as a back-up, in the City (the "Project"). In order to provide economic incentives to construct the Project in the City, the Company entered into a Pre-Annexation and Development Agreement (the "Grant Agreement") dated as of November 9, 2001 with the City, which provides, among other things, that (a) the Company will convey certain land (the "Site") and any improvements located thereon, including the four combustion turbine generating units to the City in exchange for the issuance by the City of its taxable industrial development revenue bond in a principal amount not to exceed $125,000,000 (the "Bond") and (b) the City will lease the Site and the Project to the Company for a term of approximately 20 years, which will constitute evidence of the Company's indebtedness in this transaction. The Grant Agreement is attached hereto as Exhibit 1 and made a part hereof.

         Pursuant to the Missouri Economic Development Act, the City is authorized to issue revenue bonds to promote the economic development of the City. The Bond will be issued by the City pursuant to the Missouri Economic


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Development Act and a Trust Indenture between the City and a corporate trustee
(Commerce Bank). The Company will purchase the Bond. The principal amount of the Bond when issued will equal the amounts advanced by the Company to fund the costs to acquire the Site and construct the Project transferred to the City. The Trust Indenture will provide the specific terms of the Bond, including a final maturity of twenty (20) years and an interest rate of 5.15%. The Trust Indenture will also specify the terms and details of the Bond and will contain various provisions, covenants and agreements to protect the security of the bondholders (initially the Company), including the following: (a) pledging and assigning the rents, revenues and receipts of the City derived from the Site and the Project to secure the payments under the Bond; (b) describing the redemption provisions and other features of the Bond; (c) setting forth the form of the Bond; (d) establishing the various funds and accounts to handle the Bond proceeds and revenues of the Project and setting forth covenants regarding the administration and investment of such funds and accounts by the trustee bank; (e) setting forth the duties of the trustee bank; (f) defining events of default and provisions for enforcing the rights and remedies of the bondholder in such events; and (g) restricting the issuance of additional bonds and the terms upon which the same may be issued and secured. The Bond will be a special limited obligation of the City payable solely from the lease payments to be made by the Company pursuant to the lease described herein, and in the event of a default by the Company, the rents, revenues and receipts of the City derived from the Site and the Project. The Bond will also be secured by a Deed of Trust and Security Agreement granted by the City encumbering the Site and the Project. The interest on the Bond will be subject to federal and state income taxes.


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         The Company will transfer the Site and the Project to the City pursuant to a Special Warranty Deed and a Bill of Sale in substantially the form of documents attached hereto as Exhibit 2 and made a part hereof. Concurrently with the issuance of the Bond, the City will lease the Site and Project constructed on the Site to the Company pursuant to a Lease Agreement (the "Lease") between the City and the Company which will constitute evidence of the Company's indebtedness in this transaction. The Lease term will be the same as the final maturity of the Bond and will be a net lease, with the Company being responsible for lease payments in an amount sufficient to pay the debt service on the Bond, equal to approximately $8.9 million per year. The Company will be responsible to maintain, insure, operate and pay any taxes related to the Project. The Company will have the option, at any time during the term of the Lease, at the expiration of the twenty-year Lease or if there is an early termination of the Grant Agreement, to purchase the City's interest in the Project and the Site upon providing for the payment of the principal of and interest on the Bond and the payment of a nominal fee to the City. During the term of the Lease, the
Company: (a) will be responsible to operate and control the Site and the Project; (b) has the right, at its own expense, to make certain additions, modifications or improvements to the Site and the Project; (c) may assign its interests under the agreement or sublease the Site and the Project while remaining responsible for payments under the Lease; (d) covenants to maintain its corporate existence during the term of the Bond; and (e) agrees to indemnify the City for any liability the City might incur as a result of its participation in the transaction. The Company will record the Lease as a capital lease on its accounting books and records.


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2.       PURPOSE OF TRANSACTION.

         The proposed transfer and lease arrangement of the Site and the Project is being utilized to provide economic incentives to the City. The City's ownership of the Site and the Project during the term of the Bond and the Lease is expected to result in property tax savings to the Company of approximately $2.0 million annually, offset by annual grant payments in the amount of $200,000 for twenty years to be made by the Company to the City as provided in the Grant Agreement. A portion of each grant payment is expected to be distributed to local taxing jurisdictions at the option of the City. The proposed transaction will not be detrimental to the public interest but advantageous to the interests of the Company and its service to customers, and the public will be convenienced hereby, as a result of such savings.

3.       APPROVALS REQUIRED

         The Company views the transaction as being in the nature of a financing, but understands that no aspect of the transaction requires approval under Article VI of the Act. However, the Company recognizes that certain aspects of the transaction, such as the technical transfer of certain property owned by the Company, may require Commission approval pursuant to Section 7-102 of the Act. In lieu of such approval, the Company submits this Notice pursuant to Section 16-111(g) of the Act.

4.       ACCOUNTING ENTRIES AND CERTIFICATIONS

         Under Section 16-111(g), the Company must provide a complete set of accounting entries and a certification of an independent auditor that those entries are in accord with generally accepted accounting principles. The entries and auditor's certification are attached in Exhibit 3. The Act also requires a certification by the Company's chief accounting officer that the entries are in


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accord with previously approved cost allocation guidelines, which certification is also attached in Exhibit 3.

5.       ADDITIONAL EXHIBITS

         The following exhibits are also submitted to the Commission:

              Exhibit 4 - Form of Trust Indenture to be entered into between the City and the Trustee; and

              Exhibit 5 - Form of Lease Agreement to be entered into between the Company and the City.

              Exhibit 6 - Form of Bond to be issued by the City.

              Exhibit 7 - Form of Bond Purchase Agreement to be entered into between the Company and the City.

              Exhibit 8 - Form of Deed of Trust and Security Agreement to be entered into between the Trustee and the City.

In addition, to illustrate the proposed transaction more fully described in paragraph 1 above, Company attaches hereto as Exhibit 9 a "Conceptual Overview" of the arrangement.

6.       USE OF PROCEEDS

         As discussed above, no capital is being raised by this transaction.

7.       OTHER APPROVALS REQUIRED

         The approvals of the Missouri Public Service Commission and the Securities and Exchange Commission are required. No other approvals are required. The Federal Energy Regulatory Commission does not require approval of this type of transaction.

8.       STRANDED COST RECOVERY COMMITMENT

         The Company hereby irrevocably commits that it will not, as a result of this transaction, impose any stranded cost charges that it might otherwise be allowed to charge retail customers under federal law or to increase the


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transition charges that it is otherwise entitled to collect under the Act.

9.       HEARING PROVISIONS OF SECTION 16-111(G) NOT IMPLICATED

         Section 16-111(g) of the Act authorizes the Commission to hold a hearing if the plant to be transferred represents more than 15% of the electric utility's net dependable generating capacity. Here, the plant in question represents less than 200 MW of the Company's pre-transaction total generating capacity of over 8200 MW, or something in the range of 2.5%. Accordingly, this transaction may proceed on 30 days notice to the Commission.



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Dated this 5th day of November, 2002.

                                            UNION ELECTRIC COMPANY
                                            d/b/a AmerenUE


                                            By: /JERRE E. BIRDSONG/
                                                --------------------------------
                                                Jerre E. Birdsong
                                                Vice President and Treasurer


         Attorneys for Union Electric Company
         d/b/a AmerenUE

         By: /RONALD S. GIESEKE/
             -------------------------------
             Ronald S. Gieseke
             Ronald K. Evans
             Ameren Services Company
             One Ameren Plaza
             1901 Chouteau Avenue
             P.O. Box 66149 (M/C 1310)
             St. Louis, MO 63166-6149
             (314) 554-4198
             rgieseke@ameren.com
             (314) 554-2156
             rkevans@ameren.com
             (314) 554-4014 (fax)


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STATE OF MISSOURI       )
                        ) SS
CITY OF ST. LOUIS       )



         I, Jerre E. Birdsong, first being duly sworn upon oath, depose and say that I am Vice President and Treasurer of Union Electric Company, d/b/a AmerenUE, a Missouri corporation; that I have read the above and foregoing Notice by me subscribed and know the contents thereof; that said contents are true in substance and in fact, except as to those matters stated upon information and belief, and as to those, I believe the same to be true.



                                                          /JERRE E. BIRDSONG/
                                                       -------------------------
                                                          Jerre E. Birdsong


Subscribed and sworn to before me this 5th of November, 2002.



                                                          /CAROL A. HEAD/
                                                       -------------------------
                                                          Notary Public



My Commission Expires:  9-23-2006



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